UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	27-2992077 (IRS Employer Identification No.)
900 S. Capital of Texas Highway, Las Cimas IV Suite 300
Austin, Texas 78746
(Address of principal executive offices, including zip code)

Upland Software, Inc. 2024 Omnibus Incentive Plan
Inducement Restricted Stock Unit Agreement
Inducement Performance-Based Restricted Stock Unit Agreement
(Full title of the plan)

Michael D. Hill
Chief Financial Officer
Upland Software, Inc.
900 S. Capital of Texas Highway, Las Cimas IV Suite 300
Austin, Texas 78746
(512) 960-1010
(Name, address and telephone number, including area code, of agent for service)

With copies to:
Steven M. Tyndall
John Hensley
Morrison & Foerster LLP
300 Colorado St., Suite 1800
Austin, Texas 78701
(512) 617-0650
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Upland Software, Inc., a Delaware corporation (the “Registrant”) to register 3,000,000 shares of the Registrant’s common stock, par value of $0.0001 per share (“Common Stock”) before giving effect to the Reverse Stock Split (as defined below).
The Registration Statement covers Common Stock pursuant to Amendment No. 1 (the “Amendment”) to the Registrant’s 2024 Omnibus Incentive Plan (the “2024 Plan”) (as amended by the Amendment, the “Amended Plan”), which is described in the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2026 and approved by the Registrant’s stockholders on June 3, 2026. The Amendment increases the number of shares of Common Stock reserved for issuance under the Amended Plan by 2,000,000 shares, before giving effect to the Reverse Stock Split. The shares of Common Stock available for issuance under the Amended Plan registered pursuant to this Registration Statement are the same class as those registered on the registration statement on Form S-8, which was filed with the Commission on June 5, 2024 (File No. 333-279970) (the “Prior Registration Statement”).
The Registration Statement also covers an inducement award of (i) 500,000 time-based restricted stock units and (ii) up to 500,000 performance-based restricted stock units, in each case, before giving effect to the Reverse Stock Split (collectively, the “Inducement Awards”), to be granted to Sean Nathaniel on or around June 4, 2026 as an inducement to accept employment as the Registrant’s President and Chief Executive Officer. The Compensation Committee of the Registrant’s Board of Directors approved the Inducement Awards as an inducement material to Mr. Nathaniel entering into his employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4). The Inducement Awards will be issued outside of the Amended Plan.
In addition, on June 3, 2026, the Registrant’s stockholders approved the adoption of an amendment to the Registrant’s Amended and Restated Certificate of Incorporation (the “Reverse Split Amendment”) to effect a reverse stock split of the Registrant’s issued and outstanding shares of Common Stock (the “Reverse Stock Split”). The Registrant filed the Reverse Split Amendment with the Secretary of State of the State of Delaware on June 3, 2026, with an effective time of 12:01 AM Eastern Time on June 17, 2026. As a result of the Reverse Stock Split, every ten shares of Common Stock issued and outstanding will be converted into one share of Common Stock.
Therefore, upon the effectiveness of the Reverse Stock Split, the share amounts covered by this Registration Statement will be proportionately adjusted to reflect the Reverse Stock Split, such that (i) the 2,000,000 additional shares of Common Stock issuable under the Amended Plan will be adjusted to 200,000 additional shares of Common Stock and (ii) the 1,000,000 shares of Common Stock issuable pursuant to the Inducement Awards will be adjusted to 100,000 shares of Common Stock.
Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference except as modified, supplemented or superseded herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Registrant with the Commission, are hereby incorporated by reference herein and shall be deemed to be a part hereof:
a.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Commission on March 3, 2026;
b.The information specifically incorporated by reference into the Registrant’s Annual Report from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 20, 2026;
c.The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the Commission on May 1, 2026;
d.The Registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2026, March 13, 2026, April 10, 2026, and June 4, 2026; and
e.The description of the Registrant’s common stock set forth in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 12, 2025.
In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers and other employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation, as currently in effect, provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws, as currently in effect, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have and expect to continue to enter into indemnification agreements with our directors, officers and some employees containing provisions that may be in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of Upland Software, Inc., as currently in effect (which is incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K filed on March 30, 20166).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (which is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 8, 2023).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Upland Software, Inc. (which is incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

4.4	Amended and Restated Bylaws of the Registrant (which is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 4, 2020).
4.5	Amendment to the Second Amended and Restated Bylaws of Upland Software, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on March 3, 2025).
10.1	Upland Software, Inc. 2024 Omnibus Incentive Plan (which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 5, 2024).
10.2	Amendment No. 1 to Upland Software, Inc. 2024 Omnibus Incentive Plan. (which is incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on June 4, 2026).
5.1*	Opinion of Morrison & Foerster LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1*	Form of Inducement Restricted Stock Unit Agreement by and between Upland Software, Inc. and Sean Nathaniel.
99.2*	Form of Inducement Performance-Based Restricted Stock Unit Agreement by and between Upland Software, Inc. and Sean Nathaniel.
107*	Filing Fee Table.
*	Filed herewith

Item 9.    Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 4th day of June, 2026.
UPLAND SOFTWARE, INC.

By:    __/s/ Michael D. Hill
    Michael D. Hill
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sean Nathaniel and Michael D. Hill and each of them, as his or her true and lawful attorney in fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean Nathaniel Sean Nathaniel	Chief Executive Officer and President (Principal Executive Officer)	June 4, 2026

/s/ Michael D. Hill Michael D. Hill	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 4, 2026

/s/ John T. McDonald John T. McDonald	Chairman	June 4, 2026

/s/ David H.S. Chung David H.S Chung	Director	June 4, 2026

/s/ Stephen E. Courter Stephen E. Courter	Director	June 4, 2026

/s/ Timothy Mattox Timothy Mattox	Director	June 4, 2026

/s/ David D. May David D. May	Director	June 4, 2026

/s/ Teresa M. Walsh Teresa M. Walsh	Director	June 4, 2026